UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 12, 2012

Date of Report (Date of earliest event reported)

Commission File No. 0-14225

EXAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-1741481
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

48720 Kato Road, Fremont, CA 94538

(Address of principal executive offices, Zip Code)

(510) 668-7000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(e)	Compensatory Arrangements of Certain Officers

On June 12, 2012, the Compensation Committee of the Board of Directors (the “Committee”) of Exar Corporation (“Exar”) approved Exar’s Fiscal Year 2013 Executive Management Incentive Program (the “Program”). The Program provides incentive opportunities for fiscal 2013 for Exar’s executive officers selected to participate in the Program. Incentive awards under the Program will be paid in fully vested shares of Exar common stock, with the number of shares to be awarded under the Program to be determined based on net sales and non-GAAP operating income (EBIT) before cash profit sharing for fiscal 2013 against performance goals approved by the Committee, as well as the executive’s individual performance during the fiscal year. For purposes of the Program, operating income (EBIT) is adjusted to exclude certain items from Exar’s operating income as calculated under generally accepted accounting principles. The maximum payout that may be awarded to an individual participant cannot exceed 138% of the individual’s target incentive. Any shares issued under the Program will be charged against the applicable share limits of Exar’s 2006 Equity Incentive Plan and/or any equity incentive plan approved by the stockholders subsequent to this filing. The target awards under the Program for Exar’s executive officers are as follows: for Louis DiNardo, 100% of his base salary, and for each of Kevin S. Bauer, Diane Hill, Todd Smathers, Carlos A. Laber, Steve Bakos and Thomas R. Melendrez, 40% of the executive’s base salary. The terms of Mr. DiNardo’s incentive opportunity under the Program for fiscal 2013 were previously described in the Form 8-K filed by Exar on December 6, 2011.

The foregoing summary of the Program is qualified in its entirety by the provisions of the plan document for the Program, which Exar intends to file with its quarterly report on Form 10-Q for the first quarter of fiscal 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 18, 2012

EXAR CORPORATION

By:	/s/ Kevin Bauer
	Name:	Kevin Bauer
	Title:	Senior Vice President and Chief Financial Officer